EX-99.e.1.a

Form of Amended Exhibit A to the
Distribution Agreement, dated November 1, 2003, by and among Jacob Internet Fund Inc., Jacob Asset Management of New York LLC and Quasar Distributors, LLC

Fund Names

Separate Series of Jacob Internet Fund Inc.
Name of Series	Effective Date
Jacob Internet Fund Inc. Common Stock	11/1/03
Jacob Small Cap Growth Fund Common Stock	11/1/09
Jacob Wisdom Fund Common Stock	11/1/09

Jacob Internet Fund Inc. By: Ryan Jacob Title: Chairman	Quasar Distributors, LLC By: James R. Schoenike Title: President